Exhibit 99.1

For Immediate Release

Caliper Life Sciences to Present at JPMorgan 25th Annual Healthcare Conference Today

HOPKINTON, Mass., January 10, 2007 — Caliper Life Sciences, Inc. (NASDAQ: CALP) president and CEO, Kevin Hrusovsky, will present at the JPMorgan 25th Annual Healthcare Conference in San Francisco, California, today, Wednesday, January 10, 2007 at 4:00 p.m. PST. Mr. Hrusovsky will discuss the status of the recently acquired Xenogen business, Caliper’s outlook for 2007, and the company’s preliminary expectations regarding top-level financial performance for 2006.

Based on preliminary, unaudited financial data the company expects to report total revenue of approximately $34.5 million for the fourth quarter of 2006 and approximately $107.7 million for the full year, in each case within the range of the company’s previously announced projections. The company also expects to have approximately $24.5 million of cash, cash equivalents and marketable securities as of year end, approximately $2.5 million in excess of its previously announced minimum goal of $22 million.

A live webcast of Mr. Hrusovsky’s presentation can be accessed at https://events.jpmorgan.com. An archived presentation will be available for 90 days.

About Caliper Life Sciences

Caliper Life Sciences is a leading provider of drug discovery and life sciences research solutions for the pharmaceutical and biotechnology industries. With its acquisitions of NovaScreen Biosciences and Xenogen Corporation, Caliper has positioned itself to transform drug discovery and development through a keen focus on clinically relevant experimentation. Caliper’s products and services, assembled from a leading portfolio of microfluidics, liquid handling, and imaging technologies, span in vitro and in vivo experimentation and address key issues on the critical path of drug discovery and development. More information about Caliper can be found at www.caliperLS.com.

The statements in this press release regarding Caliper’s anticipated total revenue for the fourth quarter of 2006 and for 2006 and its expected year-end cash position are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those Caliper expects or projects, including the risks that unexpected information may be received, or adjustments may be made, in the course of finalizing and analyzing the financial results, which could cause the final results to differ from these preliminary results. Further review of the company’s financial results for 2006 could lead to revisions in the company’s current expectations regarding revenue for this period and its cash position as of year end. Further information on risks faced by Caliper is included in risks discussed under the caption “Risk Factors” in Caliper’s quarterly report on Form 10-Q for the quarter ended September 30, 2006, filed with the Securities and Exchange Commission on November 9, 2006, and in our other SEC reports. These SEC filings are available on a web site maintained by the SEC at http://www.sec.gov. Caliper expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Caliper’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

Caliper, Xenogen and NovaScreen are registered trademarks of Caliper Life Sciences, Inc.

Contacts:
Seth Lewis
The Trout Group
617.583.1308
slewis@troutgroup.com

Tom Higgins, CFO
Caliper Life Sciences
508.497.2809

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